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                                                               EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
City National Corporation


     We consent to the incorporation by reference in this Registration Statement on Form S-4 of City National Corporation of our report, dated January 24, 1997, on the consolidated financial statements of City National Corporation and its subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of City National Corporation incorporated herein by reference, and to the reference to our firm under the heading of "Experts" and "Selected Consolidated Financial Data" in the Prospectus.


KPMG Peat Marwick LLP


Los Angeles, California
October 2, 1997